Filed Pursuant to Rule 424(b)(2)

Registration No. 333-169119

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated July 22, 2011

Preliminary Pricing Supplement (To the Prospectus dated August 31, 2010 and the Prospectus Supplement dated May 27, 2011)

Buffered iSuperTrackSM Notes due August 16, 2013 Global Medium-Term Notes, Series A, No. E-6792

Terms used in this preliminary pricing supplement are described or defined in the prospectus supplement. The Buffered iSuperTrackSM Notes (the “Notes”) offered will have the terms described in the prospectus supplement and the prospectus, as supplemented by this preliminary pricing supplement. THE NOTES DO NOT GUARANTEE ANY RETURN OF PRINCIPAL AT MATURITY.

The Reference Asset below is in the form of a Linked Share and represents the Note offering. The purchaser of a Note will acquire a senior unsecured debt security linked to the performance of a single Linked Share. The following terms relate to the Note offering:

•	Issuer: Barclays Bank PLC

•	Issue Date: August 16, 2011

•	Initial Valuation Date: August 11, 2011

•	Final Valuation Date: August 13, 2013*

•	Maturity Date: August 16, 2013**

•	Denominations: Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof

•	Initial Price: The Closing Price of the Reference Asset on the Initial Valuation Date as set forth in the table below

•	Final Price: The Closing Price of the Reference Asset on the Final Valuation Date

•

Periodic Amounts: $7.50 per $1,000 Note, payable quarterly in arrears on November 16, 2011, February 16, 2012, May 16, 2012, August 16, 2012, November 16, 2012, February 16, 2013, May 16, 2013 and the Maturity Date, subject to the following (unadjusted) business day convention.

•

Payment at Maturity: If the Final Price is greater than the Initial Price (i.e., the Reference Asset Return is greater than 0%), you will receive on the Maturity Date (in addition to the final Periodic Amount payable on the Maturity Date) a cash payment per $1,000 principal amount Note equal to (a) $1,000 plus (b) $1,000 multiplied by the Reference Asset Return, subject to the Performance Cap as indicated in the table below, calculated as follows (the Reference Asset Return being subject to the Performance Cap):

$1,000 + [$1,000 × Reference Asset Return]

If the Reference Asset Return is less than or equal to 0% but equal to or greater than –15%, you will receive the principal amount of your Notes (in addition to the final Periodic Amount payable on the Maturity Date).

If the Reference Asset Return is less than –15%, you will receive on the Maturity Date (in addition to the final Periodic Amount payable on the Maturity Date) a cash payment per $1,000 principal amount equal to (a) $1,000 plus (b) $1,000 multiplied by the sum of (i) the Reference Asset Return and (ii) the Buffer Percentage, calculated as follows:

$1,000 + [$1,000 × (Reference Asset Return + Buffer Percentage)]

If the Final Price declines from the Initial Price by more than 15%, you will lose 1% of the principal amount of your Notes for every 1% that the Reference Asset Return falls below -15%. You may lose up to 85% of the principal amount of your Notes at maturity, without considering the Periodic Amounts. Any payment on the Notes, including payment of Periodic Amounts and any payment due at maturity, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

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Closing Price: With respect to the Reference Asset on a valuation date, the official closing price per share of the Reference Asset on that valuation date as displayed on Bloomberg Professional® service page “IYR UP <Equity>” or any successor page on Bloomberg Professional® service or any successor service, as applicable.

In certain circumstances, the Closing Price of the Reference Asset will be based on the alternate calculation of the Reference Asset as described in “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds”.

•	Reference Asset Return: The performance of the Reference Asset from the Initial Price to the Final Price, calculated as follows:

Final Price – Initial Price

Initial Price

The terms of the Notes are as follows:

Note Issuance #	Reference Asset (the “ETF”)	Initial Price	Bloomberg Symbol	Principal Amount	Quarterly Periodic Amount per $1,000 Note	Buffer Percentage	Performance Cap	CUSIP/ISIN
E-6792	iShares® Dow Jones U.S. Real Estate Index Fund	TBD	IYR UP <Equity>	TBD	$7.50	15.00%	[7.00%- 14.00%]***	06738KPY1/ US06738KPY19

*	Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities” in the prospectus supplement.
**	Subject to postponement in the event of a market disruption event and as described under “Terms of the Notes—Maturity Date” and “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities” in the prospectus supplement.
***	The actual Performance Cap will be determined on the Initial Valuation Date and will not be less than 7.00%.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement and “Selected Risk Considerations” beginning on page PPS-5 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission	Proceeds to Barclays Bank PLC
Per Note	100%	0%	100%
Total	$	$	$

PPS–2

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

This preliminary pricing supplement relates to the Note offering. The purchaser of a Note will acquire a security linked to the linked share identified on the cover page. Although the Note offering relates to the linked share identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the linked share or as to the suitability of an investment in the Notes.

You should read this preliminary pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This preliminary pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

Our SEC file number is 1-10257. As used in this preliminary pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

What is the Total Return on the Notes at Maturity Assuming a Range of Performance of the ETF?

The following table below illustrates the hypothetical total return on the Notes. The “total return” as used in this preliminary pricing supplement is the number, expressed as a percentage, which results from comparing (a) the Payment at Maturity per $1,000 principal amount plus Periodic Amounts paid prior to and on the Maturity Date, to (b) $1,000. The examples below do not take into account any tax consequences of investing in the Notes.

All hypothetical total returns are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

The Initial Price and the Final Price of the ETF have been chosen arbitrarily for the purpose of these examples and should not be taken as indicative of the future performance of the ETF.

Assumptions

•	Investor purchases $1,000 principal amount of Notes on the Issue Date at the Price to the Public indicated on the cover of this preliminary pricing supplement and holds the Notes to maturity.

•	No market disruption events, reorganization events or events of default occur during the term of the Notes.

PPS–3

Initial Price: $61.75

Buffer Percentage: 15.00%

Periodic Amounts: $7.50 per $1,000 principal amount Note, paid quarterly

Performance Cap: 7.00%

Final Price	Reference Asset Return	Payment at Maturity (excluding the final Periodic Amount)	Total Return on the Notes (including all Periodic Amounts)
$123.50	100.00%	$1,070.00	13.00%
$120.41	95.00%	$1,070.00	13.00%
$114.24	85.00%	$1,070.00	13.00%
$108.06	75.00%	$1,070.00	13.00%
$101.89	65.00%	$1,070.00	13.00%
$95.71	55.00%	$1,070.00	13.00%
$89.54	45.00%	$1,070.00	13.00%
$83.36	35.00%	$1,070.00	13.00%
$77.19	25.00%	$1,070.00	13.00%
$71.01	15.00%	$1,070.00	13.00%
$66.07	7.00%	$1,070.00	13.00%
$64.84	5.00%	$1,050.00	11.00%
$62.99	2.00%	$1,020.00	8.00%
$61.75	0.00%	$1,000.00	6.00%
$58.66	-5.00%	$1,000.00	6.00%
$55.58	-10.00%	$1,000.00	6.00%
$52.49	-15.00%	$1,000.00	6.00%
$46.31	-25.00%	$900.00	-4.00%
$40.14	-35.00%	$800.00	-14.00%
$33.96	-45.00%	$700.00	-24.00%
$27.79	-55.00%	$600.00	-34.00%
$21.61	-65.00%	$500.00	-44.00%
$15.44	-75.00%	$400.00	-54.00%
$9.26	-85.00%	$300.00	-64.00%
$3.09	-95.00%	$200.00	-74.00%
$0.00	-100.00%	$150.00	-79.00%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the tables above are calculated. In each of the following examples, the investor will have received the Periodic Amounts in the total amount of $60.00 (representing a return of 6.00% over the term of the Notes), including the final Periodic Amount payable on the Maturity Date.

Example 1: The Reference Asset Return is positive and greater than or equal to the Performance Cap.

On the Final Valuation Date, the Final Price of $77.19 was greater than the Initial Price of $61.75, resulting in a Reference Asset Return of 25.00%. Because the Reference Asset Return of 25.00% exceeds the hypothetical Performance Cap of 7.00%, on the Maturity Date, the investor receives, in addition to the final Periodic Amount, a payment at maturity of $1,070 per $1,000 principal amount Note, calculated as follows:

Payment at Maturity = $1,000 + [$1,000 × (7.00%)] = $1,070

The total return on the Notes (including return consisting of Periodic Amounts) will be 13.00% (6.00% + 7.00%).

Example 2: The Reference Asset Return is positive and is less than the Performance Cap.

On the Final Valuation Date, the Final Price of $62.99 was greater than the Initial Price of $61.75, resulting in a Reference Asset Return of 2.00%. Because the Reference Asset Return of 2.00% does not exceed the hypothetical Performance Cap of 7.00%, the investor receives, in addition to the final Periodic Amount, a payment at maturity of $1,020 per $1,000 principal amount Note, calculated as follows:

PPS–4

Payment at Maturity = $1,000 + [$1,000 × (2.00%)] = $1,020

The total return on the Notes (including return consisting of Periodic Amounts) will be 8.00% (2.00% + 6.00%).

Example 3: The Final Price is less than the Initial Price by a percentage that is less than or equal to the Buffer Percentage.

On the Final Valuation Date, the Final Price of $55.58 was less than the Initial Price of $61.75, resulting in a Reference Asset Return of –10%. Because the Reference Asset Return of –10% is greater than –15%, on the Maturity Date, the investor receives, in addition to the final Periodic Amount, a payment at maturity of $1,000 per $1,000 principal amount Note.

The total return on the Notes (including return consisting of Periodic Amounts) will be 6.00% (0.00% + 6.00%).

Example 4: The Final Price is less than the Initial Price by a percentage greater than the Buffer Percentage.

On the Final Valuation Date, the Final Price of $33.96 was less than the Initial Price of $61.75, resulting in a Reference Asset Return of –45%. Because the Reference Asset Return of –45% is less than –15%, on the Maturity Date, the investor receives, in addition to the final Periodic Amount, a payment at maturity of $700 per $1,000 principal amount Note, calculated as follows:

Payment at Maturity = $1,000 + [$1,000 × (–45% + 15%)] = $700.00

The total return on the Notes (including return consisting of Periodic Amounts) will be -24.00% (-30.00% + 6.00%).

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the ETF. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Contingently Protected”;

•	“Risk Factors—Additional Risks Relating to Securities with a Maximum Return, Maximum Rate, Ceiling or Cap”; and

•	“Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or a Barrier Level”.

In addition to the risks discussed under the headings above, you should consider the following:

•

Your Investment in the Notes May Result in a Loss—The Notes do not guarantee any return of principal, even if the Notes are held to maturity. Periodic Amounts will be payable on the dates set forth on the cover page of this preliminary pricing supplement, including the Maturity Date. However, the payment at maturity (in addition to the final Periodic Amount payable on the Maturity Date) is linked to the performance of the Reference Asset and will depend on whether, and the extent to which, the Reference Asset Return is positive or negative. If the Final Price declines from the Initial Price by more than 15%, you will lose 1% of the principal amount of your Notes for every 1% that the Reference Asset Return falls below -15%. You may lose up to 85% of the principal amount of your Notes at maturity, without considering the Periodic Amounts.

•

Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including payment of any Periodic Amounts and any payment due at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

PPS–5

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Your Maximum Gain on the Notes Is Limited to the Performance Cap Plus Return Consisting of Periodic Amounts Received Prior to and on the Maturity Date—If the Final Price is greater than the Initial Price, for each $1,000 principal amount, you will receive, in addition to the final Periodic Amount payable on the Maturity Date, a payment at maturity of $1,000 plus an additional amount that will not exceed a predetermined percentage of the principal amount, regardless of the appreciation of the Reference Asset, which may be significant. We refer to this percentage as the Performance Cap, which will be set on the Initial Valuation Date and will not be less than 7.00%. In addition, you will receive quarterly Periodic Amounts payable on the dates set forth on the cover page of this preliminary pricing supplement. The maximum total return on the Notes, therefore, will be limited to the Performance Cap plus a return consisting of the Periodic Amounts paid prior to and on the Maturity Date.

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Certain Features of Exchange-Traded Funds Will Impact the Value of the Notes—The performance of the iShares® Dow Jones U.S. Real Estate Index Fund (the “ETF”) does not fully replicate the performance of the Dow Jones U.S. Real Estate Index, the index underlying of the ETF (the “Underlying Index”). The value of the ETF to which your Notes are linked is subject to:

•	Management risk. This is the risk that the investment strategy for the ETF, the implementation of which is subject to a number of constraints, may not produce the intended results.

•

Derivatives risk. The ETF may invest in futures contracts, option on futures contracts, options, swaps and other derivatives. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the ETF’s losses, and, as a consequence, the losses of your Notes, may be greater than if the ETF invested only in conventional securities.

•

The Reference Asset May Underperform its Underlying Index—The performance of the ETF may not replicate the performance of, and may underperform, the ETF Underlying Index. Unlike the ETF Underlying Index, the ETF will reflect transaction costs and fees that will reduce its relative performance. Moreover, it is also possible that the ETF may not fully replicate or may, in certain circumstances, diverge significantly from the performance of the ETF Underlying Reference Index; for example, due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the ETF, differences in trading hours between the ETF and the ETF Underlying Index or due to other circumstances. Because the return on your Notes is linked to the performance of the ETF and not the ETF Underlying Index, the return on your securities may be less than that of an alternative investment linked directly to the ETF.

•

No Dividend Payments or Voting Rights—As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the ETF would have.

•

The Payment at Maturity of Your Notes is Not Based on the Price of the ETF at Any Time Other than the Initial Price on the Initial Valuation Date and the Final Price on the Final Valuation Date—The Final Price of the ETF and the Reference Asset Return will be based solely on the Final Price of the ETF on the Final Valuation Date as compared to the Initial Price on the Initial Valuation date (subject to adjustments as described in the prospectus supplement). Therefore, if the price of the ETF dropped precipitously on the Final Valuation Date, the payment at maturity, if any, that you will receive for your Notes may be significantly less than it would otherwise have been had the payment at maturity been linked to the price of the ETF prior to such drop.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the Payment at Maturity described in this preliminary pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

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Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

PPS–6

•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•

Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the price of the Reference Asset on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the ETF, the Underlying Index and securities comprising such Underlying Index;

•	the time to maturity of the Notes;

•	the dividend rate underlying the ETF;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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Risks Associated with the Real Estate Industry—The ETF invests in companies that invest in real estate, such as REITs or real estate holding companies. The value of real estate and, consequently, companies that invest in real estate may be affected by many complex factors that interrelate with each other in complex and unpredictable ways. Such factors may include, but are not limited to, general economic and political conditions, liquidity in the real estate market, rising or falling interest rates, governmental actions and the ability of borrowers to obtain financing for real estate development or to repay their loans. Any negative developments in any such factor may negatively affect the value of companies that invest in real estate and, consequently, may adversely affect the ETF and the value of your Notes.

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Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described herein. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes at a rate that may exceed the Periodic Amounts you receive during the term of the Notes and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Notes could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

Selected Purchase Considerations

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Market Disruption Events and Adjustments—The Final Valuation Date, the Maturity Date and the payment at maturity are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event with respect to the ETF as well as the consequences of that market disruption event, see “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities”; and

•

For a description of further adjustments that may affect the ETF, see “Reference Assets—Equity Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds”.

•

Appreciation Potential—The Notes provide the opportunity to access the Reference Asset Return. If the Reference Asset Return is positive, on the Maturity Date, you will be entitled to receive, per $1,000 principal amount Note, an amount equal to $1,000 plus $1,000 multiplied by the Reference Asset Return, subject to the Performance Cap. In addition, you will receive quarterly Periodic Amounts payable on the dates set forth on the cover page of this preliminary pricing supplement. Because the Notes are our senior unsecured obligations, payment of any Periodic Amount or any amount due at maturity is subject to our ability to pay our obligations as they become due and is not guaranteed by any third party.

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Limited Protection Afforded By The Buffer Percentage—If the Reference Asset Return is negative, payment at maturity of the Notes will depend on the extent to which the Final Price declines from the Initial Price. If the Final Price declines from the Initial Price by more than 15%, you will lose 1% of the principal amount of your Notes for every 1% that the Reference Asset Return falls below -15%. You may lose up to 85% of your initial investment, without considering the Periodic Amounts. Any payment on the Notes, including the payment of any Periodic Amounts and any payment due at maturity, is subject to the creditworthiness of the Issuer and is not

PPS–7

guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

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Certain U.S. Federal Income Tax Considerations—Some of the tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described below. This opinion assumes that the description of the terms of the Notes in this preliminary pricing supplement is materially correct.

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid income-bearing cash-settled executory contract with respect to the ETF. If your Notes are so treated, you will likely be taxed on the Periodic Amounts as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes and, subject to the discussion of Section 1260 below, you should generally recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time (other than the amount attributable to the Periodic Amount, which will likely be treated as ordinary income) and the amount you paid for your Notes (excluding amounts paid in respect of accrued but unpaid Periodic Amounts). Such capital gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

Although not entirely clear, it is possible that the purchase and ownership of the Notes could be treated as a “constructive ownership transaction” with respect to the ETF that is subject to the rules of Section 1260 of the Internal Revenue Code. If your Notes were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale or maturity of your Notes would be recharacterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such capital gain) to the extent that such capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased the actual number of shares of the ETF referenced by your Notes on the date that you purchased your Notes and sold those shares on the date of the sale or maturity of the Notes (the “Excess Gain Amount”). Because the maturity payment under the Notes will only reflect the appreciation or depreciation in the value of the shares of the ETF and will not be determined by reference to any short-term capital gains or ordinary income, if any, that is recognized by holders of shares of the ETF, and because the Reference Asset Return on the Notes is calculated without any leverage, we believe that the Excess Gain Amount should be equal to zero, and that the application of the constructive ownership rules should accordingly not have any adverse effects to you.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect.

For a further discussion of the tax treatment of your Notes as well as possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this preliminary pricing supplement.

“Specified Foreign Financial Asset” Reporting. Under legislation enacted in 2010, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 are generally required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Notes), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities

PPS–8

issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. The Internal Revenue Service has suspended this filing requirement for tax returns that are filed before it issues the form on which to report the relevant information. However, once the Internal Revenue Service issues the form, taxpayers that were not required to report in prior years because of the suspension will nevertheless be required to report the relevant information for such prior years on such form. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

INFORMATION RELATING TO THE ETF

We urge you to read the following section in the accompanying prospectus supplement: “Reference Assets—Exchange-Traded Funds—Reference Asset Investment Company and Reference Asset Information”. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which is commonly referred to as the “Exchange Act”, and the Investment Company Act of 1940, as amended, which is commonly referred to as the “’40 Act”, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC pursuant to the Exchange Act or the ’40 Act by the company issuing the ETF can be located by reference to the ETF SEC file number specified below.

The summary information below regarding the company issuing the ETF comes from the ETF issuer’s SEC filings and has not been independently verified by us. We do not make any representations as to the accuracy or completeness of such information or of any filings made by the issuer of the ETF with the SEC. You are urged to refer to the SEC filings made by the issuer and to other publicly available information (such as the issuer’s annual report) to obtain an understanding of the issuer’s business and financial prospects. The summary information contained below is not designed to be, and should not be interpreted as, an effort by us to present information regarding the financial prospects of any issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of any particular issuer.

Description of the ETF

We have derived all information contained in this preliminary pricing supplement regarding the ETF, including, without limitation, its make-up, method of calculation and changes in its components, from the Prospectus (the “Prospectus”) for the ETF dated September 1, 2010 issued by the iShares Trust (the “Trust”). Such information reflects the policies of, and is subject to change by, the Trust and BlackRock Fund Advisors (“BFA”). Shares of the ETF are listed and trade on the NYSE Arca stock exchange under the ticker symbol “IYR”. The ETF seeks investment results that correspond generally to the price and yield performance of the Underlying Index. The ETF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the Underlying Index.

The ETF generally invests at least 90% of its assets in securities of the Underlying Index and in depositary receipts representing securities of the Underlying Index. The Underlying Index measures the performance of the real estate sector of the U.S. equity market. The Underlying Index includes companies in the following industry groups: real Estate holding and development and real estate investment trusts. As of May 31, 2010, the Underlying Index was concentrated in the real estate investment trusts industry group, which comprised 94% of the market capitalization of the Underlying Index. Information provided to or filed with the SEC by the ETF pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file number 333-92935 or 811-09729, respectively. Additional information regarding the ETF is available at the iShares® website at http://www.ishares.com. Information from outside sources is not incorporated by reference in, and should not be considered a part of this preliminary pricing supplement or any accompanying prospectus or prospectus supplement. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

BFA, in which Barclays Bank PLC has an ownership interest, serves as an investment adviser to iShares® ETFs. As investment advisor, BFA provides an investment strategy for iShares® ETFs and manages the investment of the assets of iShares® ETFs. BFA has discretion in a number of circumstances to make judgments and take actions in connection with the implementation of its investment strategy, and any such judgments or actions may adversely affect the value of the iShares® ETFs, and consequently, the value of the Notes.

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iShares® is a registered mark of BlackRock Institutional Trust Company, N.A. (“BITCNA”). BITCNA has licensed certain trademarks and trade names of BITCNA to Barclays Bank PLC. The Notes are not sponsored, endorsed, sold or promoted by BITCNA. BITCNA makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BITCNA has no obligation or liability in connection with the operation, marking, trading or sale of the Notes.

Historical Information

The following graph sets forth the historical performance of the ETF based on the daily Closing Prices of the ETF from August 16, 2002 through July 19, 2011. The Closing Price of the ETF on July 19, 2011 was $61.75.

We obtained the daily Closing Prices below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical Closing Prices of the ETF should not be taken as an indication of future performance, and no assurance can be given as to the Final Price on the Final Valuation Date. We cannot give you assurance that the performance of the ETF will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

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